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Exhibit 10.1

2005 Qwest Management Bonus Plan Summary

Purpose

        Qwest Communications International Inc.'s compensation philosophy is to pay for performance. The purpose of this bonus plan is to tie a portion of each participant's compensation to corporate goals and individual achievements.

Eligibility

        Except as set forth below, all Qwest management employees in non-sales-commissioned positions who are on the payroll during 2005 and who remain on the payroll until the "close date", two weeks prior to the bonus pay out date, are eligible to participate in the 2005 Qwest Management Bonus Plan. If a 2005 bonus is paid, the bonus payout date is expected to occur in March of 2006.

        Employees are ineligible for a bonus if their employment terminates, either voluntarily or involuntarily, prior to the bonus program close date; if they are on other incentive plans (e.g., sales compensation plans); if they are rated "Unacceptable" by their supervisor or, in the discretion of the supervisor, their performance and/or behavior does not warrant a payout. In addition, occupational employees, interns, contract employees and temporary employees are ineligible for a bonus.

Bonus Target Percentages

        The target percentage used to calculate the bonus is expressed as a percentage of base salary. The target percentage varies based on an employee's job responsibility and impact on the business.

Bonus Calculation

        The bonus payment is based on three measures: Corporate Performance, Sales Channel Performance and Individual Performance.

        Employees in non sales channel functions (finance, legal, human resources, public policy, federal relations, product and marketing, information technologies, network operations, and corporate communications) will be measured on Corporate Performance. Employees in sales channel functions (business, consumer, and wholesale) will be measured 60 percent on Corporate Performance and 40 percent on Sales Channel Performance. Performance will be scored between 0%-150% for each of the performance measures described below.

1)    Corporate Performance

        Corporate Performance is determined by the weighted average of revenue (25 percent), net income (25 percent), cash flow (30 percent) and customer satisfaction score (20 percent). Performance targets for each measure will be established at the beginning of 2005 and approved by the Board of Directors.

2)    Sales Channel Performance

        Sales Channel Performance is determined by the weighted average of each sales channel's revenue (50 percent), operating results (30 percent), and customer satisfaction score (20 percent). Performance targets for each measure will be established at the beginning of 2005 and approved by the Board of Directors.

3)    Individual Performance:

        Individual Performance is determined in an evaluation by the supervising manager of overall employee performance compared to established performance objectives and behaviors exhibited by the employee compared to Qwest's brand attributes and values.

        Individual bonus awards will be computed by multiplying the weighted result of the Corporate and Sales Channel performance by individual performance score.

        Each of the above performance targets may be based on non-GAAP measures including adjustments to the reported GAAP financial statements as determined at the end of the year and approved by the Board of Directors. The Board of Directors will certify performance attainment and approve payout prior to payout date. The Board of Directors may consider the impact of any one time or unusual items in determining the percentage achievement of any performance target.

        Nothing in the 2005 Qwest Management Bonus Plan is intended to modify the "At-Will" nature of Qwest employees' employment. All Qwest management employees are employed "At-Will." This means either the employee or the company may terminate the employee's employment with or without cause at any time, and without advance notice, procedure or formality.

        Qwest reserves the right to amend or cancel this plan either retroactively or prospectively or otherwise make adjustments that it may deem necessary or appropriate in its sole discretion.

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2005 Qwest Management Bonus Plan Summary